Exhibit 10(t)

EXECUTION COPY

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into between TXU CORP., a Texas corporation (the “Company”), and C. John Wilder, an individual who as of the effective date of this Agreement serves as the Chairman of the Board and Chief Executive Officer of the Company (“Executive”). Executive and Company are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Executive has been employed by and served as an officer and director of the Company and its Affiliates (defined below);

WHEREAS, the Company, Texas Energy Future Holding Limited Partnership (“TEF LP”) and Texas Energy Future Merger Sub Corp (“Merger Sub”), entered into a merger agreement dated February 25, 2007, and TEF LP has indicated its intent to convert the Company to a private enterprise and operate the Company’s principal businesses such that they are substantially separate from each other and with a limited range of corporate management functions at the Company;

WHEREAS, Executive and Company agree that, upon approval of the merger by the Company’s shareholders and the effective time of the merger (the “Closing”), Executive’s right to terminate his employment with the Company for Good Reason, as defined in the employment agreement between Executive and Company dated February 21, 2004 (“Employment Agreement”), will have been triggered;

WHEREAS, Executive has advised the Company of the Executive’s intention to terminate his employment with the Company for Good Reason effective on the next calendar day after Closing, and the Company is waiving any rights it may have to cure such Good Reason;

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s separation from the Company following Closing.

NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are acknowledged, the Company and Executive agree as follows:

ARTICLE 1

RESIGNATION AND TERMINATION OF EMPLOYMENT

Effective at Closing, Executive will resign from all positions he holds as a director of the Company and any entity that controls, is controlled by, or is under common control with the Company (an “Affiliate”), including, but not limited to, those Affiliates listed on Exhibit 1 to this Agreement. Effective on the next calendar day after Closing (the “Separation Date”), Executive’s employment with the Company and any Affiliates will also end.

At or before the Separation Date, Executive will return all property of the Company and its Affiliates, including all Confidential Information (as defined below), in his possession. If Executive discovers, or comes into possession of, any such Confidential Information after the Separation Date, he shall promptly return it to the Executive Vice President and General Counsel of the Company.

Executive shall have seven (7) business days after the Separation Date to remove his personal property from the Company’s offices, and the Company shall reasonably cooperate with Executive in connection with the removal of Executive’s personal property. Executive will reasonably cooperate with the Company in connection with his departure by permitting the Company to inspect his home computer(s) and copy, prepare back-ups of, then physically remove and delete any Confidential Information contained therein. The Company shall also inspect any boxes and other materials Executive removes from the premises of Energy Plaza. After the Company has completed such inspections and, if so satisfied, it will provide Executive with a statement that all Confidential Information has been removed from Executive’s home computer(s) and that none of the boxes or other material removed by Executive and inspected by the Company contained Confidential Information.

ARTICLE 2

SEVERANCE PAYMENT AND BENEFITS

2.1	Severance Payment

a.	Consistent with the Employment Agreement, and in consideration for the promises contained in this Agreement, the Company will provide Executive with the severance payments and benefits described below:

(i)	Cash Severance Payment. The Company will pay Executive a one-time, lump-sum cash severance payment equal to two times the sum of Executive’s base salary and target annual bonus under the Company’s Executive Annual Incentive Plan (“EAIP”). The payment, net of all taxes and required withholdings, shall be paid to Executive on the Separation Date, or as soon thereafter as administratively possible, but in no event later than the third (3rd) business day after the Separation Date.

(ii)	Pro-Rata Annual Bonus for 2007. The Company will pay Executive a one-time bonus consistent with the bonuses paid under the EAIP. The bonus shall be based on actual performance for 2007 as determined by the TXU Corp. Board of Directors’ Organization and Compensation Committee (“O&C Committee”) prior to Closing up to the maximum level of performance and pro-rated for the portion of the performance period that Executive was employed by the Company. The payment, net of all taxes and required withholdings, shall be paid to Executive on the Separation Date, or as soon thereafter as administratively possible, but in no event later than the third (3rd) business day after the Separation Date.

(iii)	Cash Payment for Outstanding LTIP Awards. The Company will pay Executive an additional one-time lump-sum cash payment for the performance-based long-term incentive compensation awards (“LTIP Awards”) granted in 2005, 2006 and 2007 pursuant to Executive’s Employment Agreement. The performance units shall be valued based upon the product of: (x) the number of shares payable pursuant to each performance award (adjusted to reflect the Company’s attainment or non-attainment of the performance criteria set forth in the Employment Agreement as determined by the Company’s O&C Committee prior to the effective time of the Closing); and (y) the price of TXU Corp.’s stock paid in connection with the merger at Closing (“Per Share Merger Consideration”), provided, however, that that with respect to awards granted in 2007, the performance adjustment has been capped at one hundred percent (100%). The cash payment representing the LTIP Award payment described in this Sub-Section 2.1(a)(iii) will be deposited in a rabbi trust held by Wells Fargo Bank (“Wells Fargo Rabbi Trust”) and the cash invested as directed by the Company. The cash (plus any accumulated earnings) will be distributed to Executive on the later of the Separation Date or January 2, 2008.

(iv)

Office and Related Services. Payment for appropriate and suitable furnished office space at a mutually agreeable location, together with secretarial assistance, phone and internet service, for a period of one (1) year beginning on the Separation Date. Executive shall be provided two lump-sum payments in connection with the office related expenses provided under this Agreement. The first payment will cover such expenses for the period from the Separation Date through December 31, 2007 and shall be made net of all taxes and other withholdings on the Separation Date or as soon thereafter as administratively possible, but in no event later than the third (3rd) business day after the Separation Date. The second payment will be deposited into the Wells Fargo Rabbi Trust on or before the Separation Date, will cover such expenses for the period from January 1, 2008 through the end of the one year period and shall be distributed by the Trust to the Executive on January 2, 2008. Such secretarial assistance shall be provided at Company’s expense for such one (1) year period by Executive’s current administrative assistant, Janice Wallace, who shall remain subject to the Company’s policies and procedures for as long as she is employed by the Company. Following such one (1) year period and consistent with prior practice for the departing Chairman and Chief Executive Officer, Executive can elect to reimburse the Company at costs for services of Ms. Wallace during her employment with the Company.

(v)	Accrued Obligations. A one-time, lump sum cash payment for: a) Executive’s base salary through the Separation Date, to the extent it has not already been paid; b) Executive’s unused vacation days as of the Separation Date, to the extent it remains unused and he has not otherwise been paid for it; and c) any expense reimbursements to which Executive is entitled through the Separation Date, to the extent it has not already been paid. The payment shall be paid to Executive on the Separation Date, or as soon thereafter as administratively possible, but in no event later than the third (3rd) business day after the Separation Date.

(vi)

COBRA. To the extent Executive elects to continue medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will offer Executive and his eligible dependents COBRA coverage for eighteen (18) months, subject to COBRA’s provisions. The Company will provide Executive on the Separation Date, or as soon thereafter as administratively possible, but in no event later than the third (3rd) business day after the Separation Date, a one-time, lump-sum payment, net of all taxes and other withholdings, of the difference between the total cost of COBRA coverage and the employee rate that Executive will be required to contribute.

(vii)	Gross-up. Pursuant to Section 4.6 of the Employment Agreement, if any payment, distribution or provision of a benefit provided or to be provided under the terms of this Agreement (“Payment”) is or would be subject to an Excise Tax (as defined in the Employment Agreement), Executive shall be paid the Gross-up Payment (as defined in the Employment Agreement).

The Company, along with its outside tax advisors, will develop an estimate of the Gross-up Payment and provide it to Executive prior to the Separation Date; and that estimate will determine the Gross-up Payment. The Parties agree that all Gross-up Payments will be determined, paid and otherwise treated consistent with Exhibit 2 to this Agreement.

The Company shall deposit into the Wells Fargo Rabbi Trust, on or before the Separation Date, funds to cover Executive’s excise taxes and Gross-up Payments related to payments made pursuant to Sections 2.1(a)(iii), 2.1(a)(iv) and 2.2(c). The Company or, in the case of payments under Sections 2.1(a)(iii), 2.1(a)(iv) and 2.2(c), the Wells Fargo Rabbi Trust and/or any other trust established for the purpose of funding Gross-up Payments, shall: (1) pay all of the excise taxes that the Company and Executive believe are owed with respect to the Payment no later than on the business day following the date of payment; (2) impute such taxes paid into the income of the Executive; and (3) pay all taxes related to such income imputation no later than on the business day following the date of payment. As a result of the foregoing tax payments by the Company, the Payment made to the Executive will not be reduced by any such excise taxes or additional taxes on the imputed income. The Company shall report such additional income and the total amount of taxes paid on the Executive’s Form W-2 for the year of payment. Any other Gross-up Payment to which Executive is entitled will be paid at the time when the relevant tax is due. All these payments will be reduced by normal required income and employment tax withholding and will be reported as income on the Executive’s Form W-2 for the year in which payment occurs. For the avoidance of doubt, this last paragraph of Section 2.1(a)(vii) of this Agreement shall not operate to reduce or eliminate any Gross-up Payment to which Executive is entitled under Section 4.6 of the Employment Agreement, but merely clarifies the timing of such payments.

b.	The Company and Executive agree that the payments and benefits described in Section 2.1(a) above shall be in lieu of any other separation, severance incentive or benefits offered under any plan, program or agreement (including the Employment Agreement) to which Executive may have been, or to which Executive believes he may be, entitled as a result of his employment with or separation from the Company or any Affiliate, except for those distributions specifically provided for in Section 2.2 below. Any such payments shall be less any applicable tax and/or withholdings, deductions or obligations, including any amounts owed to the Company or an Affiliate by Executive on any Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company is entitled to be reimbursed by Executive.

2.2	Benefits

a.	It is agreed that, from and after the Separation Date, Executive shall not be eligible to continue to participate in any employee benefit plan, program or policy sponsored by the Company or any Affiliate, except for rights that have vested as of the Separation Date or as specifically provided in this Agreement.

b.	Executive will be entitled to receive a distribution of the vested and deferred shares currently in a rabbi trust held by Mellon Bank (“Mellon Bank Rabbi Trust”) pursuant to the Special Incentive Compensation Award (as defined in the Employment Agreement) made to Executive following his execution of the Employment Agreement. As provided for in the Employment Agreement, the receipt of such shares was deferred pursuant to the terms of a letter dated June 20, 2005 from Executive to the Company. The parties agree that, upon Closing, such deferred shares will be converted into cash in an amount equal to the Per Share Merger Consideration times the number of shares held in the Mellon Bank Rabbi Trust. The cash will be invested consistent with the terms of the Mellon Bank Rabbi Trust, and the cash (plus any accumulated earnings), less applicable federal, state and local tax withholding, will be distributed to Executive on the later of the Separation Date or January 2, 2008.

c.	Executive will be entitled to receive a distribution of all earned and vested LTIP Awards that were deferred in March 2006 and March 2007, pursuant to that certain First Amendment to the Employment Agreement between TXU Corp. and C. John Wilder dated as of June 21, 2005. Upon Closing, such awards will be converted to cash in an amount equal to the Per Share Merger Consideration times the number of performance units. The cash will be deposited in the Wells Fargo Rabbi Trust and the cash invested as directed by the Company, and the cash (plus any accumulated earnings), less applicable federal, state and local tax withholding, will be distributed to Executive on the later of the Separation Date and January 2, 2008.

d.	Following the period of COBRA coverage as described above in Section 2.1(a), Executive and his eligible dependents shall be eligible for retiree medical coverage then maintained by the Company with any and all required contributions being borne by Executive.

e.	Executive will be entitled to receive a distribution of his vested awards or vested account balances under, and subject to the provisions of, each of the governing plan documents of the following employee benefit plans and other terms described in the Employment Agreement:

(i)	TXU Retirement Plan (Cash Balance formula);

(ii)	TXU Thrift Plan;

(iii)	TXU Supplemental Retirement Plan (“SERP”);

(iv)	TXU Deferred and Incentive Compensation Plan (“DICP”);

(v)	TXU Salary Deferral Plan (“SDP”); and

(vi)	TXU Health Care and Life Insurance Plan.

ARTICLE 3

WAIVER AND RELEASE

3.1	Release of Company by Executive

Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against the Company based upon, or in any way related to, Executive’s employment with the Company. Executive further represents that he understands that payment of the severance payments and benefits as provided for in Article 2 constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that Executive has or may have against the Company or an Affiliate except as provided below. In exchange for the payments to be made by the Company and benefits to be received by Executive under this Agreement, Executive individually and on behalf of Executive’s spouse, heirs, successors, and assigns hereby agrees not to sue or instigate any grievance, charge, claim, action, or suit at law or in equity, and unconditionally releases, dismisses and forever discharges the Company, including its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, including (but not limited to) TXU Corp., Energy Future Competitive Holdings Company, TXU Energy

Holdings Company, Luminant Mining Services Company, Luminant Energy Services Company, Luminant Power Services Company, TXU Business Services Company, TXU Retail Services Company, TXU Energy Company LLC, TXU Energy Retail Company LP, TXU Portfolio Management Company LP (d/b/a TXU Wholesale), TXU Energy Solutions Company LP, Oncor Electric Delivery Company, TXU Generation Company LP, TXU Generation Management LLC, Generation SVC Company, TXU Big Brown Generation Company LP, TXU Mining Company, LP, TXU Enterprise Holdings, LLC, and all of their employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from the Company or any of the Released Parties except as set forth below. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; Section 1981 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; Section 211 of the Energy Reorganization Act; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act; the Texas Labor Code, including (but not limited to) Chapter 451; the Texas Commission on Human Rights Act; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan, program or labor agreement; and all claims arising under common law including breach of contract, tort or for personal injury of any sort; SAVE and EXCEPT Executive does not release Company from any liability for: (i) any claim for which Executive is entitled to indemnification under the terms of any contractual indemnity or the charter, articles or bylaws of the Company; (ii) any vested rights under any of the Company’s employee benefit plans; (iii) Executive’s rights under this Agreement and under Sections 4.6, 4.7, 4.9, 5.1, 5.3 and 5.5 of the Employment Agreement that survive Executive’s separation from employment; and (iv) Executive’s rights under any directors and officers liability insurance policies that provide coverage to Executive in his capacity as a former officer or director of the Company or any of its Affiliates, and nothing in this agreement is intended to or shall constitute a waiver of any such insurance coverage available to Executive.

Executive understands that this Waiver and Release precludes him from recovering any relief as a result of any lawsuit, grievance or claim brought on his behalf and arising out of his employment or separation from employment. However, nothing in this Waiver and Release restricts Executive in any way from truthful communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or from cooperating with the Company in any internal investigation.

3.2	Release of Executive by Company

The Company, on behalf of itself and its Affiliates, hereby releases, discharges and agrees to indemnify and hold harmless Executive from any and all claims and causes of action that it or they may have against Executive arising out of his employment with, or separation from, the Company or any Affiliate. Such release, discharge and indemnification does not include claims for violation of any law, including any securities law or willful misconduct (the Company acknowledges that it is not aware of any such conduct as of the execution of this

Agreement). Company further acknowledges and agrees that, except as provided below, Executive’s sole obligations to Company from and after the Separation Date are set forth in this Agreement and that all prior agreements, whether written or oral, are terminated and of no further force and effect as of the Separation Date. The Company currently maintains directors and officers liability insurance policies which provide coverage to Executive in his capacity as a former officer and director of the Company and its Affiliates. Executive shall retain, and nothing in this Agreement shall affect, Executive’s rights to all indemnification and rights, including any to advancement or payment of defense and/or related legal costs, provided by a) the Company’s directors and officers liability insurance to the maximum extent provided for or permitted by the directors and officers liability insurance policy, and/or b) the Company’s by-laws, charter, articles of incorporation or policies that may be applicable to Executive as a former officer of the Company.

ARTICLE 4

CONSULTATION AND REVOCATION PERIODS

Executive understands that signing this Agreement, including the Waiver and Release described in Article 3, is an important legal act. Executive acknowledges that he has consulted with legal counsel of his own choosing in connection with the matters addressed in this Agreement. Executive further acknowledges that he had twenty-one (21) days from the day he received this offer to consider this Agreement. Executive understands further that, for a period of seven (7) days following his signing of this Agreement (“Revocation Period”), he may revoke his acceptance of the offer represented by this Agreement by either delivering or mailing a written statement revoking his acceptance to Executive Vice President and General Counsel, TXU Corp., 1601 Bryan Street, 6th Floor, Dallas, Texas, 75201. In the event of such a revocation, the terms of this Agreement will be null and void. In such case, any payments made to Executive pursuant to this Agreement (other than the Accrued Obligations described in Section 2.1(a)(v) of this Agreement) prior to the end of the Revocation Period must be promptly repaid to the Company, and Executive expressly acknowledges a debt to the Company for the full amount of such payments plus any interest earned on such payments between the time of payment to Executive and his repayment to the Company. Employee acknowledges a personal debt to the Company of such amount and agrees to promptly pay the Company the full amount of that debt.

ARTICLE 5

NON-DISCLOSURE NON-SOLICITATION AND NON-DISPARAGEMENT

5.1	Confidentiality and Non-Disclosure

Executive understands and confirms that, as a result of his employment with the Company, he has obtained information of a proprietary and/or confidential nature relating to the Company and its Affiliates. Executive hereby reconfirms his agreement to fully abide by the nondisclosure obligations set forth in Section 4.9 of his Employment Agreement, as well as the confidentiality and non-disclosure obligations set forth in the Company’s Code of Conduct.

5.2	Non-Solicitation

Executive hereby reconfirms his agreement as set forth in Section 4.10 of the Employment Agreement that he shall not for the one (1) year period following the Separation Date, directly or knowingly indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) solicit, induce, encourage or in any way cause any of Company’s or an Affiliate’s customers or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Company or an Affiliates during the term of Executive’s employment with Company, to reduce or terminate its business relationship with Company or such Affiliate; or (b) solicit, recruit, induce, encourage or in any way cause any employee of Company or an Affiliate to terminate his/her employment with the Company or such Affiliate

5.3	Non-Disparagement

Neither the Executive nor the Executive’s family, counsel or representatives (collectively the “Executive Group”) nor the Company shall issue any press release or make any statement to the press or other public statement or make any statement (and the Company shall further instruct the directors, officers or controlling partners of the Company (any of the foregoing, together with the Company, the “Company Group”) from issuing any press release or other public statement or making any statement), directly or through any entity or intermediary which is reasonably intended or reasonably likely to become public that is untrue, derogatory or disparaging of, damaging to; that alleges improper conduct by; or that is reasonably likely or intended to cause reputational damage or embarrassment (any such statement, a “Prohibited Statement”) to the Executive or the Company Group, as applicable; provided, however, that notwithstanding the foregoing: (a) in the event a member of the Executive Group or the Company Group breaches the covenants of this Article 5.3 (the “Breaching Party”) with respect to statements made about the other party (the “Injured Party”), the Injured Party shall be permitted to defend itself against any statement made by any Breaching Party that is a Prohibited Statement regarding an Injured Party, so long as the Breaching Party (x) reasonably believes that the statements made in such defense of a Prohibited Statement are not false statements, and (y) makes statements in such defense that are directly responsive to the Prohibited Statement; (b) members of the Executive Group or Company Group, as applicable, shall be permitted to (i) make any statement that is required by applicable securities laws or other laws or regulations to be included in a filing or disclosure document, provided that the disclosing party shall provide the other party hereto with reasonable advance notice of such statement; and (ii) provide truthful testimony in any legal proceeding or truthful information to any regulatory or governmental agency; and (c) the Company Group shall be permitted to issue press releases, make statements to the press, give guidance to the market or make statements to regulators, governmental agencies, legislators or other governments officials, shareholders, shareholder advocates or their respective representatives or make other statements in connection with the operation, financing or rating of the Company, in which the Company distinguishes the differences between the Company and the previous operations of TXU Corp. and its subsidiaries, without specific personal reference to, or personal comments about the Executive, other than to confirm the mere fact that he was the former Chief Executive Officer and Chairman of TXU Corp.; provided, further, that none of the matters permitted by the foregoing proviso shall be deemed to be a Prohibited Statement.

5.4	Injunctive Relief

Executive and the Company also agree that a breach of this Article by one party would cause immediate and irreparable loss, damage and injury to the other party; that damages for such a breach would be exceedingly difficult, if not impossible, to estimate; and that the non-breaching party would have no adequate remedy at law. Accordingly, Executive and the Company each acknowledge that injunctive relief would be appropriate relief for such breach.

ARTICLE 6

MISCELLANEOUS

6.1	Tax and Withholdings

a.	Tax and Financial Implications of Agreement. In the event that any of the Released Parties is required under law to pay taxes (income, social security or other) or related interest or penalties on any part of the amounts paid hereunder as a result of Executive’s failure to do so or as a result of Executive’s treatment of the payments amount as non-taxable, Executive shall immediately reimburse the Released Parties the full amount of such payments. Otherwise, Executive shall be responsible for reasonable expenses, including legal fees, incurred by any of the Released Parties in obtaining compliance with or enforcement of the terms of this Paragraph, as well as for the full amount of reimbursement payments.

b.	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts that he owes regarding Company-issued or sponsored travel or credit cards, and any amounts that he owes the Company or any Released Parties, including amounts owed under the energy conservation program, the appliance purchase program, vacation overpayment, and salary, bonus and benefit overpayments, may be offset and deducted from the payments to be made hereunder.

6.2	Severability; Judicial Modification

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect; they shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions that may be hereafter declared invalid, void or unenforceable not been initially included.

6.3	Survival of Covenants

The Parties agree that the covenants and agreements set forth in Articles 3, 5, and 6 of this Agreement are of a continuing nature, and they shall survive the expiration, termination or cancellation of this Agreement, unless such Articles are specifically extinguished, terminated or cancelled in a writing signed by both Parties and identified as an amendment to this Agreement.

6.4	Assignment

This Agreement is personal between Company and Executive. Executive may not sell, assign or transfer any rights or interests created under this Agreement, or delegate any of his duties, without the prior written consent of the Company. Company may not, without Executive’s consent, assign this Agreement or its rights, benefits and obligations hereunder, to any of its Affiliates or a successor entity.

6.5	Further Assurances

The Parties agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

6.6	Governing Law; Attorneys’ Fees and Costs

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, regardless of choice-of-law principles. Each party submits to the jurisdiction of the courts in Dallas County, Texas, and the Parties agree that the proper venue and jurisdiction for any cause of action relating to this Agreement (whether sounding in tort or contract) shall be in Dallas County, Texas. In the event any issue arising out of this Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

6.7	Notices

All notices from one party to the other shall be deemed to have been duly delivered when hand delivered or sent by United States certified mail, return receipt requested, postage prepaid, as follows:

If to Executive:	If to the Company:

Philip L. Mowery, Esq.	Executive VP and General Counsel
Vedder Price	TXU Corp.
222 North LaSalle Street	1601 Bryan Street, 6th Floor
Chicago, Illinois 60601	Dallas, Texas 75201

and

C. John Wilder at the address on file with Company

6.8	Non-Waiver

The failure of either Party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement

6.9	Merger/Entirety of Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement, including but not limited to the restrictive covenants set forth in Article 5. Except where specifically referenced otherwise in this Agreement, it supersedes and replaces any and all prior or contemporaneous negotiations, undertakings, understandings or agreements (whether written or oral) of any kind between Executive and Company with respect to the terms of Executive’s separation from the Company and its Affiliates.

I HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND ALL ITS TERMS AND WHAT THEY MEAN. NO OTHER PROMISE, INDUCEMENT, THREAT, AGREEMENT OR UNDERSTANDING OF ANY KIND OR DESCRIPTION WHATSOEVER HAS BEEN MADE WITH OR TO ME TO CAUSE ME TO SIGN THIS AGREEMENT. I ENTER INTO AND SIGN THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS OR COERCION OF ANY KIND WHATSOEVER, AND WITH THE INTENT OF BEING LEGALLY BOUND BY THE AGREEMENT.

IN WITNESS WHEREOF, the Parties execute this Agreement as follows:

THE COMPANY

By:	/s/ David P. Poole
David P. Poole, Executive Vice President and General Counsel

EXECUTIVE

/s/ C. John Wilder
C. John Wilder
Date:	10-10-07

EXHIBIT 1

Energy Future Competitive Holdings Company

Director

Luminant Holding Company LLC

Manager

Luminant Mining Services Company

Director

Luminant Power Services Company

Director

Luminant Wholesale Services Company

Director

Oncor Electric Delivery Company

Director

Texas Competitive Electric Holdings Company LLC

Manager

TXU Business Services Company

Director

TXU Corp.

Director

TXU Energy Retail Company LLC

Manager

TXU Energy Retail Management Company LLC

Manager

TXU Generation Development Company LLC

Manager

TXU Generation Management Company LLC

Manager

TXU Retail Services Company

Director

EXHIBIT 2

[ADDITIONAL PAYMENT AGREEMENT TO BE ATTACHED]